EXHIBIT 10.2

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made between Carbon Black, Inc. (f/k/a Bit9, Inc., the “Company”) and Mark Sullivan (the “Executive”).  The Company together with Executive shall be referred to as the “Parties.”

WHEREAS, the Parties entered into an Employment Agreement dated January 1, 2016 (as amended by the Amendment to the Employment Agreement dated January 1, 2018, the “Employment Agreement”) which replaced and superseded a prior employment agreement between the Parties, dated August 20, 2015 (the “Prior Employment Agreement”);

WHEREAS, the Executive acknowledges that he is resigning his employment from the Company and is not entitled to any severance or other benefits pursuant to the Employment Agreement or otherwise, and that this Agreement shall fully supersede and replace the Employment Agreement except as otherwise provided herein;

WHEREAS, the Company appreciates the Executive’s past and anticipated services to the Company;

WHEREAS, the Company accepts the Executive’s resignation; provided that if the Executive enters into and does not revoke this Agreement, the effective date of the Executive’s resignation shall be June 30, 2019 (the “Anticipated Date of Termination”), unless the Executive’s employment ends on an earlier date consistent with the terms of this Agreement (such actual last date of employment, the “Date of Termination”);

WHEREAS, effective March 11, 2019, unless another date is agreed to by the Parties (such actual date, the “CFO Transition Date”), the Executive will transition from the position of Chief Financial Officer to the position of Senior Advisor;

WHEREAS, in exchange for, among other things, the Executive entering into and not revoking this Agreement and fully complying with the Continuing Obligations (as defined below), the Company shall provide the Executive with the Extended Exercise Period (as defined below) and continue to employ the Executive until the Anticipated Date of Termination, unless the Executive’s employment ends on an earlier date consistent with the terms of this Agreement, and during the Transition Period (as defined below) the Executive shall be eligible to receive certain compensation and benefits and continue vesting in any time-based stock-based equity awards (the “Time-Based Equity Awards”), subject to the terms of the applicable Equity Documents (as defined below).

WHEREAS, by entering into this Agreement, the Executive acknowledges and agrees that, except as otherwise set forth herein, he is not entitled to any severance pay, benefits or equity rights, including without limitation pursuant to the Employment Agreement or any severance plan, program or arrangement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Transition Period.  If the Executive enters into, does not revoke, and complies with this Agreement, the Executive’s at-will employment will continue, along with the compensation and benefits specified below, until the Anticipated Date of Termination, unless the Company sooner terminates the Executive’s employment or the Executive sooner resigns.  The time period between the Transition Date and the Date of Termination shall be referred to herein as the “Transition Period.”  For the avoidance of doubt, the Executive’s employment will continue to be at-will at all times during the Transition Period, and either he or the Company may terminate his employment at any time and for any reason.

2. Transition Services

(a) Effective as of the CFO Transition Date, the Executive will transition to the position of Senior Advisor and shall report to the Company’s Chief Executive Officer (the “CEO”) or Chief Financial Officer.  As Senior Advisor, the Executive shall provide transitional services as may be requested by the Company’s new Chief Financial Officer (the “New CFO”) or the CEO, and shall have such duties as may be prescribed by the CEO or Chief Financial Officer.  At all times during the Transition Period, the Executive agrees to work cooperatively with the New CFO, the CEO, and other members of the Company’s management team.  The Executive’s transitional services are anticipated to be full-time through May 15, 2019 and on a part-time, as-needed basis after May 15, 2019.  The time period between the CFO Transition Date and May 15, 2019 is referred to herein as the “Full-Time Portion of the Transition Period,” and the time period between May 16, 2019 and the Anticipated Date of Termination is referred to herein as the “Part-Time Portion of the Transition Period.”  The Executive agrees to devote his full-time efforts to the Company during the Full-Time Portion of the Transition Period and shall not engage in any consulting or other business activities, regardless of whether they are noncompetitive, during the Full-Time Portion of the Transition Period.  The Executive may, with the CEO’s prior written consent, engage in noncompetitive consulting or non-employment business activities during the Part-Time Portion of the Transition Period.  If the Executive accepts employment with another person or entity at any time during the Transition Period, the Executive must immediately resign from employment with the Company as of the date that employment commences and the Transition Period will end.

(b) Effective as of the CFO Transition Date, the Executive hereby resigns as an officer of the Company as well as from any other director or officer positions he holds with any of the Company’s subsidiaries or entities affiliated with the Company.  The Executive agrees to execute any documents reasonably requested by the Company or any controlled entities in order to effectuate such resignations.

(c) The Executive hereby waives the application of the definition of “Good Reason” in the Employment Agreement to all aspects of the Executive’s prior and continued employment, including but not limited to any changes to the Executive’s responsibilities, authority or duties, and the Executive agrees that such “Good Reason” provision is hereby null and void.  For the avoidance of doubt, the Executive shall have no “Good Reason” departure rights under the Employment Agreement or otherwise.

3. Compensation, Benefits, and Vesting during the Transition Period.

(a) Full-Time Portion of the Transition Period.  During the Full-Time Portion of the Transition Period, the Executive shall (i) continue to be paid at the rate of his current base salary, (ii) remain eligible to participate in the Company’s group employee benefit plans, and (iii) continue to vest in his outstanding Time-Based Equity Awards, subject to the terms of the Company’s equity plan(s) (as the same may be amended from time to time) and any applicable option agreement or stock-based award agreement (collectively, the “Equity Documents”).

(b) Part-Time Portion of the Transition Period.  During the Part-Time Portion of the Transition Period, the Executive shall (i) be paid at the rate of 50% of his current base salary, (ii) remain eligible to participate in the Company’s group employee benefit plans, and (iii) continue to vest in his outstanding Time-Based Equity Awards, subject to the terms of the Equity Documents.

(c) Other Compensation Matters.  The Executive will receive his 2018 bonus on the date that the Company’s other executives receive such bonuses, which shall be no later than March 15, 2019.  The Executive shall not be eligible for any incentive compensation in connection with work performed in 2019.  For the avoidance of doubt, if the Company terminates the Executive’s employment for Cause (as defined in Section 3(c) of the Employment Agreement) or the Executive resigns for any reason prior to the Anticipated Date of Termination, the Executive will be entitled to the Accrued Obligations set forth in Section 4, shall immediately cease vesting in his outstanding equity awards, and shall have no further rights to any compensation or benefits from the Company.

(d) Extended Exercise Period.  Subject to approval by the Company’s Board of Directors (the “Board”) and provided the Company does not terminate the Executive’s employment for Cause (as defined in Section 3(c) of the Employment Agreement), the exercise period for each non-qualified stock option awarded pursuant to the Equity Documents that is vested as of the Date of Termination shall be extended until the earliest of: (i) the expiration date of the applicable stock option as defined in the respective Equity Documents, (ii) March 31, 2020, or (iii) the date on which the Board reasonably determines the Executive has breached any of the Continuing Obligations (the “Extended Exercise Period”).

4. Accrued Obligations. On the Date of Termination (or such later date not to exceed 30 days after the Date of Termination with respect to (ii) below), the Executive shall be paid in full for (i) any base salary earned through the Date of Termination, and (ii) unpaid expense reimbursements (subject to, and in accordance with, the Company’s applicable expense reimbursement policies and procedures).

5. General Release.  The Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, the complete waiver and release of all Claims of or arising in connection with or for: the Employment Agreement and the Prior Employment Agreement or any other agreement between the Executive and any of the Releasees, including Claims for breach of express or implied contract; wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law, including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and Chapter 151B of the Massachusetts General Laws; any Claim under any state or local statute, rule, ordinance, or regulation, all contract and quasi-contract Claims, Claims for promissory estoppel or detrimental reliance, Claims for wages, bonuses, incentive compensation, and severance allowances or entitlements, all Claims for fraud, slander, libel, defamation, disparagement, intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, or any other Claim for damages or injury of any kind whatsoever, and all Claims for monetary recovery, including, without limitation, attorneys' fees, experts' fees, medical fees or expenses, costs, and disbursements; as well as any Claims for alleged wrongful discharge, discrimination or harassment, negligent or intentional infliction of emotional distress, breach of an express or implied contract, promissory estoppel, whistleblower retaliation, other personal injury, fraud or misrepresentation, defamation, invasion of privacy, negligence, retaliation, violation of public policy, or any other unlawful behavior;  defamation or damage to reputation; reinstatement; punitive or emotional distress damages; wages, severance pay, vacation pay, back or front pay or other forms of compensation, whether under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and attorney’s fees and costs.  The Executive understands that this general release of Claims includes, without limitation, any and all Claims related to the Executive’s employment by the Company (including without limitation, any Claims against the Company in respect of any stock-based awards of any kind) and the termination of his employment, and all Claims in his capacity as a Company stockholder arising up to and through the date that the Executive enters into this Agreement.  The Executive understands that this general release does not extend to any rights or Claims that may arise out of acts or events that occur after the date on which the Executive signs this Agreement.  The Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement.  This release does not affect the Executive’s rights or obligations under this Agreement, nor shall it affect the Executive’s rights, if any, to unemployment compensation benefits or to workers’ compensation benefits, nor shall it affect any vested benefits under the Company’s 401(k) plan.

6. Return of Property.  On or before the Date of Termination (and upon earlier request by the Company), the Executive shall be required to return all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”).  After returning all Company Property, the Executive commits to deleting and finally purging any duplicates of files or documents that may contain

Company or customer information from any non-Company computer or other device that remains the Executive’s property after the Date of Termination.

7. Communications Regarding Transition.  The Executive agrees that he will not (without the prior written approval of the CEO) communicate about his transition or departure with anyone until after the CEO or the Board has made a formal written announcement about the Executive’s transition and departure through an email communication (the “Company Announcement”); provided that the Executive may communicate with his tax advisors, attorneys, and immediate family members about his transition and departure before the Company Announcement, provided further that the Executive first advises such persons not to reveal information about the Executive’s transition and departure and each such person agrees.   These obligations shall not in any way affect any person’s obligations to provide truthful information as required by law.

8. Non-Disparagement.  Subject to Section 12 of this Agreement, the Executive agrees not to take any action or make any statements, written or oral, that are disparaging about or adverse to the business interests of the Company or any of its affiliates or its or their products, services or current or former officers, directors, shareholders, employees, managers or agents. In addition, Executive will not make statements, written or oral, that are disparaging about his employment with the Company.   These non-disparagement obligations shall not apply to truthful testimony in any legal proceeding.

9. Confidential Information and Continuing Obligations.  The Executive acknowledges that the opportunity to continue as an employee during the Transition Period is conditioned on his compliance with the provisions in his Confidentiality, Non-Disclosure, Non-Competition and Developments Agreement dated September 1, 2015 (the “Restrictive Covenants Agreement”), which includes without limitation an obligation to maintain the confidentiality of the Company’s proprietary information.  For the avoidance of doubt, the definition of “Proprietary Information” in the Employee Agreement shall include, without limitation, Company information or material that has not been made generally available to the public, such as:  (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer or business partner identities or other information about customers, business partners, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, pre-clinical and clinical testing data and strategies, research and development strategies, designs, methods, procedures, formulae, data, reports, discoveries, inventions, improvements, concepts, ideas, and other developments, know-how and trade secrets; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, performance evaluations and termination arrangements or documents.  Proprietary Information also includes information received in confidence by the Company from its customers, suppliers, business partners or other third parties.  The Executive hereby reaffirms his obligations under the Restrictive Covenants Agreement, which are incorporated by reference as material terms of this Agreement.  The Restrictive Covenants Agreement, along with Sections 6 through 9 of this Agreement, are collectively referred to as the “Continuing Obligations.”

10. Termination of Payments; Injunctive Relief.  In the event that the Executive fails to comply with any of the Continuing Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate the Executive’s employment if the Executive is still employed.  Such actions in the event of a breach by the Executive shall not affect the general release in Section 5 or the Executive’s obligation to comply with the Continuing Obligations and shall be in addition to, and not in lieu of, the Company’s rights to other legal and equitable remedies that the Company may have.  Further, the Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by the Executive of any of the Continuing Obligations and that, in any event, money damages would be an inadequate remedy for any such breach.  Accordingly, the Executive agrees that if he materially breaches, or makes plans to materially breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach and without the necessity of posting a bond.

11. Advice of Counsel.  This Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms.  The Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Agreement and that the Executive is voluntarily entering into this Agreement.

12. Protected Disclosures.  Nothing in this Agreement or otherwise limits the Executive’s: (i) obligation to testify truthfully in any legal proceeding; (ii) right to file a charge, claim or complaint with any federal agency (such as the Equal Employment Opportunity Commission) or any state or local governmental agency or commission (together, a “Government Agency”); or (iii) ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including his ability to provide documents or other information, without notice to the Company.

13. Time for Consideration; Effective Date.  The Executive acknowledges that he has been provided with the opportunity to consider this Agreement for twenty-one (21) calendar days before signing it (the “Consideration Period”).  To accept this Agreement, the Executive must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned on or before the expiration of the Consideration Period.  If the Executive signs this Agreement prior to the expiration of the Consideration Period, the Executive acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire Consideration Period.  The Executive and the Company agree that any changes or modifications to this Agreement shall not restart the Consideration Period.  For a period of seven (7) business days from the day of the execution of this Agreement, the Executive shall retain the right to revoke this Agreement by written notice that must be received by the undersigned before the end of such revocation period.  This Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), provided that the Executive does not revoke this Agreement during the revocation period.  For the avoidance of doubt, if the Executive does not enter into this Agreement, then the Executive’s employment will end and he will not be entitled to the Transition Period or the Extended Exercise Period.

15.  Enforceability.  Both Parties agree that if any portion or provision of this Agreement or the Continuing Obligations shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of the Agreement and Continuing Obligations, other than those portions or provisions as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

16. Entire Agreement.  This Agreement, along with the Continuing Obligations (including the Restrictive Covenants Agreement), constitutes the entire agreement between the Executive and the Company concerning the Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company, including without limitation the Employment Agreement and the Prior Employment Agreement.  Notwithstanding the foregoing, the Equity Documents, the definition of “Cause” in Section 3(c) of the Employment Agreement, and the Litigation and Regulatory Cooperation provision in Section 8 of the Employment Agreement shall remain in full force and effect in accordance with their terms.

16. Waiver; Amendment.  No waiver of any provision of this Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving Party.  The failure of either Party to require the performance of any term or obligation of this Agreement or the Continuing Obligations, or the waiver by either Party of any breach of this Agreement or the Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.  This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company.

17. Tax Treatment.  The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits made to the Executive in connection with the Executive’s employment with the Company.

18. Acknowledgment of Wage and Other Payments.  The Executive acknowledges and represents that, as of the date of his execution of this Agreement and except as expressly provided in this Agreement, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Executive.  The Executive is not entitled to any bonus, incentive compensation or other compensation except as specifically set forth in this Agreement.

19. Jurisdiction.  The Executive and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement.  With respect to any such court action, the Executive submits to the jurisdiction of such courts and acknowledges that venue in such courts is proper.

20. Governing Law; Interpretation.  This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.

21. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.  Facsimile, electronic, electronically-transmitted and pdf signatures shall be deemed to be of equal force and effect as originals.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

COMPANY:

CARBON BLACK, INC.

By:	/s/ Patrick Morley
Name:	Patrick Morley

Date:	March 15, 2019

EXECUTIVE:

By:	/s/ Mark Sullivan
Name:	Mark Sullivan

Date:	March 15, 2019